Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS 2014 FOURTH QUARTER AND YEAR END RESULTS

HOUSTON, TX – March 16, 2015 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Financial Results Compared to Fourth Quarter 2013:

•	Revenues were $153.6 million compared to $125.9 million;

•	Gross margin was 2.4% of revenues compared to (18.3)%;

•	General and administrative expenses as a percentage of revenues were 6.2% compared to 10.9%;

•	Operating loss was $5.6 million compared to operating loss of $37.0 million;

•	Net loss attributable to Sterling common stockholders was $7.3 million compared to a net loss of $52.1 million;

•	Net loss per diluted share attributable to common stockholders was $0.39 compared to a net loss per diluted share attributable to common stockholders of $3.52; and,

•	The 2013 fourth quarter results included a net pre-tax charge of $36.9 million, primarily attributable to write-downs on three large Texas projects awarded prior to 2012. Also in the 2013 fourth quarter, the Company recorded a non-cash valuation allowance on its net deferred tax asset of $28.2 million as a result of the aforementioned charge.

2014 Backlog Highlights:

•	Total backlog at December 31, 2014 was $764 million, up 11.2% from backlog levels one year earlier and up 0.7% from backlog levels at September 30, 2014;

•	The average gross margin of projects in backlog as of December 31, 2014 was in the low-to-mid 6% range; and,

•	Total backlog at December 31, 2014 excluded $24 million of projects where the Company was the apparent low bidder but had not yet been awarded the contract.

Full Year 2014 Financial Results Compared to Full Year 2013:

•	Revenues were $672.2 million compared to $556.2 million;

•	Gross margin was 4.8% of revenues compared to (5.4)%;

•	General and administrative expenses as a percentage of revenues were 5.5% compared to 7.4%;

•	Operating loss was $4.2 million compared to operating loss of $69.2 million;

•	Net loss attributable to Sterling common stockholders was $9.8 million compared to a net loss of $74.0 million; and,

•	Net loss per diluted share attributable to common stockholders was $0.54 compared to a net loss per diluted share attributable to common stockholders of $4.91.

Business Overview

Revenues for the fourth quarter of 2014 were 22% higher than the prior year period. The increase was primarily due to the reduction of revenues in the fourth quarter of 2013 stemming from the charge taken as a result of the write-down of three large projects in Texas. Revenues in the fourth quarter of 2014 were also depressed by weaker than anticipated performance in the Company’s California, Utah and Hawaii operations, along with a continuation of challenging conditions in the Texas market.

Gross profit and gross margin for the 2014 fourth quarter of $3.6 million and 2.4%, respectively was an improvement from the prior year period, which was impacted by the aforementioned write-downs. Gross profit and gross margin in the 2014 fourth quarter were, however, depressed by timing and weather issues related to some large projects in Hawaii and California, along with spot shortages of commodities, over-stretched sub-contractors and vendors, and intense competition for craft labor, which continued to pressure the Company’s Texas operations.

General and administrative expenses of $9.6 million in the fourth quarter represented 6.2% of revenues, compared to $13.7 million, or 10.9% of revenues in the fourth quarter of 2013. This decrease is due to certain non-recurring costs made in 2013 related to employee benefit costs, as well as costs associated with the evaluation and pursuit of potential acquisition opportunities. In addition to the reduction in expenses in 2014 as compared to 2013, general and administrative expenses as a percentage of revenues declined as a result of investments made in information systems infrastructure, operational and financial process improvements which allowed us to increase our efficiency without a significant increase in general and administrative expenses.

For the fourth quarter and full year of 2014, capital expenditures were $2.3 million and $16.7 million, respectively, compared with $3.6 million and $14.9 million, respectively, in the comparable 2013 periods. The modest year-over-year increase reflects the replacement of certain equipment as needed along with the expansion of the construction fleet in order to support the work on projects in backlog and anticipated new jobs. Capital expenditures for 2015 are expected to be lower than 2014 levels.

Financial Position at December 31, 2014:

•	Working capital totaled $52.2 million, including $22.8 million of cash and cash equivalents and there was $2.4 million of availability on the Company’s credit facility;

•	The Company had borrowings of $34.6 million and $3.0 million of Letters of Credit on its credit facility;

•	Tangible net worth of $86.3 million; and,

•	Due to the net loss in the fourth quarter, at December 31, 2014, the Company was not in compliance with the tangible net worth covenant of its credit facility, but since then has successfully negotiated a waiver with its primary lender.

CEO Remarks

Paul J. Varello, Sterling’s CEO commented, “Our fourth quarter results are far from representative of what this business is capable of delivering.  Since I became CEO, we have been engaged in an extensive review of all aspects of our Company including processes, procedures and personnel at all levels.  We believe many of our issues can be corrected within a relatively short period of time, and we expect our turnaround efforts to be reflected in our financial results beginning in the third quarter of this year.”

Mr. Varello continued, “Despite the challenges over the last several years, Sterling is a well-established construction company with a solid foundation.  We have a strong competitive position and a good reputation in the markets we serve, combined with a team of experienced people and a fleet of modern equipment that gives us the ability to perform a broad range of work.   Perhaps most supportive of our positive outlook is that our backlog stands at an all-time high level, and is comprised of projects that, when managed with the necessary diligence, can be executed profitably on a consistent basis.”

Mr. Varello concluded, “We anticipate continued year-over-year revenue growth in 2015, stemming from our robust backlog and the pipeline of project opportunities we are pursuing throughout our primary geographies. We are particularly encouraged by the recent announcement by the Texas Department of Transportation (TxDOT) that the state will bid more than $9.4 billion of new road and related infrastructure projects in 2015. We expect margin improvement driven by the enhancements we are making in our selective bidding process, our project management procedures and the leadership changes we have made and will continue to make, particularly in our Texas organization where we recently appointed a new President.  As of December 31, 2014, the average gross margin of our projects in backlog was in the low-to-mid 6% range and we believe the changes underway will enable us to improve this level of profitability beginning in the second half of this year.  We have performed well with respect to controlling G&A, as evidenced by our industry-low general and administrative expense levels.  Capital expenditures should also be well below those of 2014 since our current fleet provides us with the capacity to execute on our backlog and support future growth.”

Conference Call

Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, today, Monday, March 16, 2015. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenues	$153,612	$125,916	$672,230	$556,236
Cost of revenues	(149,915)	(148,969)	(639,809)	(586,180)
Gross profit (loss)	3,697	(23,053)	32,421	(29,944)
General and administrative expenses	(9,581)	(13,677)	(36,897)	(40,951)
Other operating income (expense), net	256	(228)	252	1,737
Operating loss	(5,628)	(36,958)	(4,224)	(69,158)
Gain (loss) on sale of securities and other	-	(381)	-	91
Interest (expense) income, net	(247)	6	(369)	263
Loss before income taxes and earnings attributable to noncontrolling interests	(5,875)	(37,333)	(4,593)	(68,804)
Income tax expense	(59)	(14,149)	(632)	(1,222)
Net loss	(5,934)	(51,482)	(5,225)	(70,026)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(1,318)	(653)	(4,556)	(3,903)
Net loss attributable to Sterling common stockholders	$(7,252)	$(52,135)	$(9,781)	(73,929)

Net loss per share attributable to Sterling common stockholders:
Basic and diluted	$(0.39)	$(3.52)	$(0.54)	(4.91)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic and diluted	18,802,744	16,661,984	18,063,466	16,635,179

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2014 and 2013

(Amounts in thousands, except share and per share data)

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$22,843	$1,872
Contracts receivable, including retainage	78,896	77,245
Costs and estimated earnings in excess of billings on uncompleted contracts	33,403	11,684
Inventories	7,401	6,189
Receivables from and equity in construction joint ventures	9,153	6,118
Other current assets	5,278	11,377
Total current assets	156,974	114,485
Property and equipment, net	87,098	93,683
Goodwill	54,820	54,820
Other assets, net	7,559	10,030
Total assets	$306,451	$273,018
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$66,792	$61,599
Billings in excess of costs and estimated earnings on uncompleted contracts	25,649	31,576
Current maturities of long-term debt	965	134
Income taxes payable	1,868	2,035
Accrued compensation	5,169	5,755
Current obligation for noncontrolling owners’ interest in subsidiaries and joint ventures	-	196
Other current liabilities	4,207	4,504
Total current liabilities	104,650	105,799
Long-term liabilities:
Long-term debt, net of current maturities	37,021	8,331
Member’s interest subject to mandatory redemption and undistributed earnings	22,879	23,989
Other long-term liabilities	753	2,105
Total long-term liabilities	60,653	34,425
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	-	-
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 18,802,679 and 16,657,754 shares issued	188	167
Additional paid in capital	205,697	190,926
Retained deficit	(72,098)	(62,317)
Accumulated other comprehensive (loss) income	(101)	117
Total Sterling common stockholders’ equity	133,686	128,893
Noncontrolling interests	7,462	3,901
Total equity	141,148	132,794
Total liabilities and equity	$306,451	$273,018